EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
November 9, 2015	fcooper@tollbrothersinc.com

Toll Brothers Reports Preliminary 4th Quarter and FY 2015 Results
for Contracts, Backlog and Home Building Revenues

Horsham, PA, November 9, 2015 – In anticipation of its webcast presentation and related investor meetings on November 11, 2015 at the UBS Building and Building Products Annual CEO Conference in New York City, Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced preliminary results for contracts, backlog and home building revenues for its fourth quarter and fiscal year ended October 31, 2015. These results are preliminary and unaudited. The Company will announce final totals when it releases fourth quarter and fiscal year earnings results on December 8, 2015, followed by an 11:00 A.M. (EST) conference call that will be broadcast live on its website.
Fourth Quarter and Fiscal Year 2015 Financial Highlights (preliminary and unaudited):

▪
FY 2015’s fourth-quarter total revenues of $1.44 billion and 1,820 units increased 6% in dollars and 1% in units, compared to FY 2014’s fourth-quarter results of $1.35 billion and 1,807 units. The average price of homes delivered was $790,000, compared to $724,000 in FY 2015’s third quarter and $747,000 in FY 2014’s fourth quarter.

▪
FY 2015’s fourth-quarter net signed contracts of $1.25 billion and 1,437 units rose 29% in dollars and 12% in units, compared to FY 2014’s fourth-quarter net signed contracts of $970.8 million and 1,282 units. The average price of net contracts signed in FY 2015’s fourth quarter was $872,000, compared to $834,000 in FY 2015’s third quarter and $757,000 in FY 2014’s fourth quarter.

▪
The Company ended FY 2015 with a backlog of approximately $3.50 billion and 4,064 units, an increase of 29% in dollars and 10% in units, compared to FY 2014’s year-end backlog of $2.72 billion and 3,679 units. The average price of homes in FY 2015’s fourth-quarter-end backlog was $862,000 compared to $829,000 at FY 2015’s third-quarter end and $739,000 at FY 2014’s fourth-quarter end.

▪	FY 2015’s home building revenues of $4.17 billion and 5,525 units increased 7% in dollars and 2% in units, compared to FY 2014’s results of $3.91 billion and 5,397 units.

▪	FY 2015’s net signed contracts of $4.96 billion and 5,910 units increased 27% in dollars and 12% in units, compared to net signed contracts of $3.90 billion and 5,271 units in FY 2014.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “This is the fifth consecutive quarter of year-over-year growth in contract dollars and units.  Based on our strong backlog and pace of demand, we believe we will have significant growth and increased profitability in FY 2016.”

Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.
Toll Brothers was recently named as The Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies for 2015. Toll Brothers was also named 2015 America’s Most Trusted Home Builder™ by Lifestory Research, an award which was based on a study of 43,200 new home shoppers in the nation’s top 27 housing markets. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient.  Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor_relations).

Forward Looking Statement
Information presented herein for the fourth quarter ended October 31, 2015 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania, and Virginia

South:	Florida, North Carolina, and Texas

West:	Arizona, Colorado, Nevada, and Washington

California:	California

The fiscal 2015 information presented below is preliminary.

	Three Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
HOME BUILDING REVENUES
North	391	392	$239.0	$234.3	$611,300	$597,800
Mid-Atlantic	413	427	266.2	264.9	644,400	620,500
South	351	363	281.0	259.9	800,600	716,000
West (1)	319	277	209.7	178.9	657,400	645,800
California (1)	269	225	310.2	245.4	1,153,200	1,090,600
Traditional Home Building	1,743	1,684	1,306.1	1,183.4	749,300	702,700
City Living	77	123	131.1	167.3	1,702,800	1,360,000
Total consolidated	1,820	1,807	$1,437.2	$1,350.7	$789,700	$747,500

CONTRACTS
North	311	286	$219.7	$174.0	$706,400	$608,400
Mid-Atlantic	331	287	216.3	185.8	653,300	647,300
South	234	293	179.9	223.5	769,000	762,900
West (1)	291	225	211.5	147.5	726,700	655,500
California (1)	195	143	290.9	159.0	1,492,000	1,112,000
Traditional Home Building	1,362	1,234	1,118.3	889.8	821,100	721,100
City Living	75	48	134.6	81.0	1,794,300	1,686,500
Total consolidated	1,437	1,282	$1,252.9	$970.8	$871,900	$757,200

BACKLOG
North	890	878	$619.2	$564.6	$695,800	$643,100
Mid-Atlantic	811	830	518.9	519.5	639,900	625,900
South	824	963	669.2	723.2	812,100	751,000
West (1)	816	589	573.5	392.6	702,800	666,600
California (1)	609	275	897.8	304.6	1,474,200	1,107,600
Traditional Home Building	3,950	3,535	3,278.6	2,504.5	830,000	708,500
City Living	114	144	225.4	215.2	1,977,200	1,494,200
Total consolidated	4,064	3,679	$3,504.0	$2,719.7	$862,200	$739,200

	Twelve Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
HOME BUILDING REVENUES
North	1,126	1,110	$702.2	$662.7	$623,600	$597,000
Mid-Atlantic	1,342	1,292	845.3	817.3	629,900	632,600
South	1,175	1,204	892.3	836.5	759,400	694,800
West (1)	994	814	665.3	517.9	669,300	636,200
California (1)	669	713	750.0	795.8	1,121,100	1,116,100
Traditional Home Building	5,306	5,133	3,855.1	3,630.2	726,600	707,200
City Living	219	264	316.1	281.4	1,443,400	1,065,900
Total consolidated	5,525	5,397	$4,171.2	$3,911.6	$755,000	$724,800

CONTRACTS
North	1,138	1,040	$756.8	$664.8	$665,000	$639,200
Mid-Atlantic	1,323	1,220	844.7	763.9	638,500	626,100
South	1,036	1,211	838.3	886.2	809,200	731,800
West (1)	1,221	951	846.2	618.2	693,000	650,100
California (1)	1,003	639	1,343.2	694.2	1,339,200	1,086,400
Traditional Home Building	5,721	5,061	4,629.2	3,627.3	809,200	716,700
City Living	189	210	326.4	269.2	1,727,000	1,281,900
Total consolidated	5,910	5,271	$4,955.6	$3,896.5	$838,500	$739,200

(1)
Prior to October 31, 2015, California was included in the West geographic segment. Due to the increase in our assets and operations in California, it is now presented as a separate geographic segment. Prior year amounts have been reclassified to conform to the fiscal 2015 presentation.

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2015 and 2014, and for backlog at October 31, 2015 and 2014 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
Three months ended October 31,
Revenues	21	21	$17.2	$15.3	$820,000	$730,400
Contracts	40	22	$74.6	$49.9	$1,865,300	$2,268,700

Twelve months ended October 31,
Revenues	96	70	$78.1	$54.9	$813,300	$784,600
Contracts	147	143	$260.2	$293.2	$1,770,100	$2,050,000

Backlog at October 31,	186	135	$466.6	$284.4	$2,508,500	$2,107,000